VIA FACSIMILE AND U.S. MAIL

                                                     	March 10,
2006

Douglas W. Sabra
Chief Financial Officer
Forward Industries, Inc.
1801 Green Road, Suite E
Pompano Beach, FL 33064

	RE:	Form 10-KSB for Fiscal Year Ended September 30, 2005
      Form 10-QSB for Fiscal Quarter Ended December 31, 2005
      File No. 0-6669

Dear Mr. Sabra:

      We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Ernest Greene, Staff Accountant, at
(202) 551-3733 or in his absence, Jeanne Baker, Assistant Chief
Accountant, at (202) 551-3691.


							Sincerely,


							Rufus Decker
							Accounting Branch Chief












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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE